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LaBranche & Co Inc. Larry Prendergast Executive Vice President of Finance Harvey S. Traison Senior Vice President & Chief Financial Officer (212) 425-1144
FOR IMMEDIATE RELEASE
FD Morgen-Walke Investors: Michael Polyviou Media: Scot Hoffman (212) 850-5600

LABRANCHE & CO. REPORTS FIRST QUARTER RESULTS
—Declares Cash Dividend of $0.08 per Share—

        NEW YORK, New York, April 15, 2003—LaBranche & Co Inc. (NYSE:LAB), parent of one of the leading Specialist firms on the New York Stock Exchange, today reported financial results for the first quarter ended March 31, 2003.

        Revenues for the first quarter were $77 million compared to $123 million for last year's first quarter. Net income available to common shareholders was $4.4 million, or $0.07 per diluted share, compared to $25.6 million, or $0.43 per diluted share, for the 2002 first quarter. First quarter, 2003 earnings include an after-tax charge of $0.9 million, or $0.02 per diluted share related to LaBranche's repurchase of a portion of its outstanding shares of preferred stock. As previously reported, first quarter 2002 net income included an after-tax gain of $5 million, or $0.08 per diluted share, related to the revaluation of a LaBranche investment, and an after-tax charge of $1 million, or $0.02 per diluted share, related to LaBranche's repurchase of a portion of its outstanding shares of preferred stock. Excluding these items, 2002 first quarter net income would have been $22 million, or $0.37 per diluted share.

        Michael LaBranche, Chairman and Chief Executive Officer, commented, "Our results are consistent with the guidance we provided on March 31st and reflect the ongoing uncertainties affecting equity markets and prices. Our focus on providing the best order execution and service to our listed companies, growing potentially profitable lines of business and containing expenses will be beneficial for our shareholders."

        LaBranche also announced that its Board of Directors declared a cash dividend of $0.08 per share, payable on May 14, 2003, to all holders of record of its outstanding common stock as of April 30, 2003.

—more—

        Founded in 1924, LaBranche is a leading Specialist firm. The Company is the Specialist for more than 650 companies, nine of which are in the Dow Jones Industrial Average, 30 of which are in the S&P 100 Index and 100 of which are in the S&P 500 Index. In addition, LaBranche acts as the Specialist in over 125 options.

        Certain statements contained in this release, including without limitation, statements containing the words "believes", "intends", "expects", "anticipates", and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of LaBranche and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. LaBranche also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.

TABLES TO FOLLOW

LaBranche & Co Inc.
Condensed Consolidated Statements of Operations
(all data in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
	(unaudited)	(unaudited)
REVENUES:
Net gain on principal transactions	$51,803	$89,124
Commissions	22,516	20,973
Other	2,315	12,583

Total revenues	76,634	122,680
EXPENSES:
Employee compensation and related benefits	25,819	31,073
Interest	11,721	12,836
Exchange, clearing and brokerage fees	10,662	7,777
Lease of exchange memberships	6,469	6,709
Depreciation & amortization of intangibles	3,310	3,330
Other	7,380	7,439

Total expenses	65,361	69,164

Income before provision for income taxes	11,273	53,516
PROVISION FOR INCOME TAXES	5,746	25,864

Net income	$5,527	$27,652
Series A Preferred dividends and discount accretion	1,167	2,076

Net income available to common shareholders	$4,360	$25,576

Weighted average shares outstanding:
Basic	59,495	58,705
Diluted	60,289	60,016
Earnings per share:
Basic	$0.07	$0.44
Diluted	$0.07	$0.43

LaBranche & Co Inc.
Condensed Consolidated Statements of Financial Condition
(all data in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)	(audited)
ASSETS
CASH AND CASH EQUIVALENTS	$421,289	$77,033
CASH & SECURITIES SEGREGATED UNDER FEDERAL REGULATIONS	17,894	16,012
SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL	10,440	26,000
RECEIVABLE FROM BROKERS, DEALERS AND CLEARING ORGANIZATIONS	149,306	145,387
RECEIVABLE FROM CUSTOMERS	5,522	12,425
UNITED STATES GOVERNMENT OBLIGATIONS	—	395,840
SECURITIES OWNED, at market value:
Corporate equities	227,478	127,750
Options	35,826	61,478
COMMISSIONS RECEIVABLE	4,418	4,379
EXCHANGE MEMBERSHIPS CONTRIBUTED FOR USE, at market value	21,140	26,176
EXCHANGE MEMBERSHIPS OWNED, at cost (Market value of $68,579 and $78,337, respectively)	77,815	77,815
GOODWILL AND OTHER INTANGIBLE ASSETS	874,910	877,565
OTHER ASSETS	62,913	64,942

Total assets	$1,908,951	$1,912,802

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Payable to brokers and dealers	$15,516	$16,417
Payable to customers	15,415	21,971
Securities sold, but not yet purchased, at market value:
Corporate equities	209,625	111,044
Options	36,480	63,695
Accrued compensation	34,590	55,185
Accounts payable and other accrued expenses	39,025	52,268
Income taxes payable	6,542	13,201

	357,193	333,781

DEFERRED TAX LIABILITIES	180,429	179,924
LONG-TERM DEBT	355,098	354,948

SUBORDINATED LIABILITIES
Exchange memberships, at market value	21,140	26,176
Other subordinated indebtedness	28,285	28,285

	49,425	54,461

TOTAL STOCKHOLDERS' EQUITY	966,806	989,688

Total liabilities and stockholders' equity	$1,908,951	$1,912,802

LaBranche & Co Inc.
Key Specialist Data

	Three Months Ended March 31,
	2003	2002
NYSE average daily share volume (millions)	1,419.4	1,382.3
LAB share volume on NYSE (billions)	23.2	25.1
LAB dollar volume on NYSE (billions)	$566.7	$708.8
LAB number of principal trades on the NYSE (millions)	9.1	7.2
LAB principal shares traded on the NYSE (billions)	7.7	8.9
LAB dollar value of principal shares traded on the NYSE (billions)	$191.9	$260.6
LAB NYSE common stock listings	582	582
LAB AMEX common stock listings	91	71
LAB AMEX option listings	146	134

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LABRANCHE & CO. REPORTS FIRST QUARTER RESULTS —Declares Cash Dividend of $0.08 per Share—
LaBranche & Co Inc. Condensed Consolidated Statements of Operations (all data in thousands, except per share data)
LaBranche & Co Inc. Condensed Consolidated Statements of Financial Condition (all data in thousands)
LaBranche & Co Inc. Key Specialist Data